Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL  60606

August 11, 2011

The Middleby Corporation
1400 Toastmaster Drive
Elgin, Illinois  60120

Re:	The Middleby Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to The Middleby Corporation, a Delaware corporation (the “Company”), and are furnishing this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of 550,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s 2011 Long-Term Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as filed with the Commission under the Act on the date hereof; (ii) the Plan; (iii) a specimen certificate representing the Common Stock; (iv) a copy of the Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware as of August 10, 2011; (v) a copy of the Certificate of Amendment to the Restated Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware as of August 10, 2011; (vi) a copy of the Second Amended and Restated By-laws of the Company dated December 31, 2007, as certified by the Secretary of the Company; and (vii) certain resolutions of the Board of Directors of the Company, adopted February 28, 2011, relating to the Plan and the filing of the Registration Statement, as certified by the Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  The opinion set forth below is subject to the following further qualifications, assumptions and limitations that:

(a)	the Plan Shares will be issued in accordance with the terms of the Plan;

(b)
each award agreement setting forth the terms of each grant of stock options or other awards under the Plan (each an “Award Agreement”) is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto;

(c)	the consideration received by the Company for each Plan Share delivered pursuant to the Plan shall not be less than the par value of the Common Stock; and

(d)
the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and such stock certificates will conform to the specimen certificate examined by us.

Members of our firm are admitted to the practice of law in the State of Illinois, and we do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares have been duly authorized for issuance by the Company and, when delivered and paid for in accordance with the terms and conditions of the Plan and any applicable Award Agreement, the Plan Shares will be validly issued and, subject to the restrictions imposed by the Plan and any such Award Agreement, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP